                                                     Exhibit 4.2
DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, Global Industrial Company (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), being its common shares.
The following description of our common stock and our preferred stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (our “Certificate of Incorporation”) and our Second Amended and Restated By-Laws (our “By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We urge you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.
Authorized Capital Shares
Our authorized shares of stock consist of 150,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 25,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). As of December 31, 2021, 37,854,409 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. The Company is a “controlled company” under the rules of the New York Stock Exchange in that more than 50% of the voting stock for the election of directors of the Company, in the aggregate, is owned by certain members of the Leeds family (including Messrs. Richard, Bruce and Robert Leeds, each of whom is an officer and director of the Company) and certain Leeds’ family trusts and other entities controlled by them.
Common Stock
Dividends
Subject to the rights of the holders of any Preferred Stock that may be outstanding and any contractual or statutory restrictions, holders of our Common Stock as of an applicable record date are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Dividends upon our Common Stock may be paid in cash, in property, or in shares of capital stock of the Company.
Voting Rights
Each stockholder is entitled to one vote for each share of capital stock held of record on the applicable record date on all matters presented to a vote of stockholders.
Liquidation Rights
Upon liquidation, dissolution, distribution of assets or other winding up, the holders of our Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of Preferred Stock.
Other Matters
Each outstanding share of Common Stock is fully paid and nonassessable. Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. There are no sinking fund provisions applicable to our Common Stock.
Exchange Listing
Our Common Stock is traded on the New York Stock Exchange under the trading symbol "GIC."

Transfer Agent
The transfer agent and registrar for Global Industrial Company’s Common Stock is: Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, NY 11717.
Preferred Stock
The Company’s Board of Directors has the authority to issue one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.

Additional Matters
Please see Item 1A. Risk Factors – “Risks Related to Our Company and our Business -- Concentration of Ownership and Control Limits Stockholders Ability to Influence Corporate Actions.” in the Annual Report on Form 10-K of which this Exhibit 4.2 is a part or incorporated by reference as an exhibit.